SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 9, 2000

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                              SYMPOSIUM CORPORATION
             (Exact name of registrant as specified in its charter)


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
              Delaware                                  0-25435                             13-4042921
   (State or other jurisdiction of               (Commission file number)                (I.R.S. employer
    incorporation or organization)                                                      identification no.)



         410 Park Avenue Suite 830
             New York, New York                                                               10022
  (Address of principal executive offices)                                                  (Zip code)
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       Registrant's telephone number, including area code: (212) 754-9901

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Item 5.           Other Events

         New Series of Convertible Preferred Shares

         On June 9, 2000, the Company issued and sold 30,375 shares of a newly designated series of Series A Convertible Preferred Stock (the "New Series A Shares") and a five-year warrant to purchase 225,000 shares of Common Stock (the "Warrant") at an initial exercise price of $1.4850 per share (subject to certain anti-dilution and similar adjustments). The aggregate purchase price for the New Series A Shares and the Warrant was $2,250,000. The initial aggregate face amount of the New Series A Shares is $3,037,500. The Company also granted the purchaser of the New Series A Shares (the "Purchaser") an option, exercisable in the Purchaser's sole discretion during the sixty day period following June 9, 2000, to purchase up to an additional $2,025,000 face amount of New Series A Shares and a Warrant to purchase an additional 150,000 shares of Common Stock for the same purchase price per share.

          Dividends accrue on the New Series A Shares at a rate of 10% of the face amount per annum, payable semi-annually. Dividends may be paid in cash and/or Common Stock at the Company's option (but until the shares of Common Stock into which the New Series A Convertible Preferred Shares are convertible and for which the Warrants are exercisable (collectively, the "Conversion Shares") are covered by an effective registration statement (the "Registration Statement"), such dividends must be paid in cash).

         After payment or provisions for payment of debts and other liabilities of the Company, the New Series A Shares are entitled to receive an amount equal to the sum of their face amount plus any accrued and unpaid dividends thereon upon the occurrence of a Liquidation Event. For these purposes, a Liquidation Event includes a liquidation, dissolution or winding up of the Company, the sale or other disposition of all of substantially all of the Company's assets or the occurrence of a Fundamental Corporate Change (defined to include, among other things, a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of). However, in the event of a Fundamental Corporate Change, the holders of the New Series A Shares may elect to treat such Fundamental Corporate Change as a Liquidation Event, to receive the consideration that holders of Common Stock are entitled to receive in respect of such Fundamental Corporate Change or to receive preferred shares in the surviving corporation with substantially identical rights, preferences and privileges as the New Series A Shares. The New Series A Shares rank pari passu with the Company's Series C Convertible Preferred Shares upon the occurrence of a Liquidation Event.

         The New Series A Shares are convertible into Conversion Shares at any time commencing on the earlier of 75 days following the filing of the Registration Statement or the date on which such Registration Statement is declared effective at a conversion price equal to the lesser of: (i) $1.9250 (110% of the closing bid price of the Common Stock on the date of issuance) (subject to adjustment for stock splits, reverse stock splits and the like); or
(ii) percentages ranging from 103% to 91% (depending upon the number of days elapsed from the date of issuance) of the average of the three lowest, non-consecutive closing bid prices for the

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Common Stock in the ten trading days preceding the date of the holder's conversion notice to the Company (the "Conversion Notice"). The conversion price and the exercise price of the Warrants is subject to downward adjustment to equal the lowest price at which shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock are issued while the New Series A Shares and Warrants remain outstanding (if such price is lower than the then effective conversion price), subject to certain exceptions. These exceptions include: (i) the issuance of shares of Common Stock upon conversion or exercise of presently outstanding options, warrants and convertible securities in accordance with the terms of such options, warrants or convertible securities as in effect upon the initial issuance date of the New Series A Shares (but subject to certain anti-dilution adjustments); and (ii) certain issuances of securities to, or adjustments in the exercise or conversion price of outstanding options, warrants or convertible securities held by, the holders of the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, to the extent the number of additional shares of Common Stock resulting from such issuances and adjustments does not exceed 5,000,000 shares.

         However, during the 180-day period commencing on the date of issuance, the New Series A Convertible Preferred Shares would not be convertible if the closing bid price of the Common Stock on the date of the Conversion Notice were below a floor (the "Conversion Floor") of $1.50 per share; and during the next ninety day period, the New Series A Convertible Preferred Shares would not be convertible if the closing bid price of the Common Stock on the date of the Conversion Notice were below a Conversion Floor of $1.10 per share. On and after the 270th day following the date of issuance, there will be no Conversion Floor. The conversion provisions of the New Series A Convertible Preferred Shares create a substantial risk of dilution to the holders of the Company's Common Stock.

         The New Series A Convertible Preferred Shares are redeemable, at the option of the Company, upon not less than sixty days prior notice to the holders, at a redemption price of 100% of face value plus any accrued and unpaid dividends, commencing sixty days following the date of issuance, provided the average closing asked price of the Common Stock for the twenty trading days prior to the date on which the Company gives notice of such redemption is less than $5.00 (subject to adjustment under certain circumstances). The shares subject to redemption may not be converted once notice of redemption is given by the Company.

         The Purchaser of the New Series A Shares has agreed, and as a condition to the transfer of New Convertible Preferred Shares, each subsequent holder would be required to agree, not to engage in short sales, puts or similar transactions with respect to the Company's Common Stock as long as New Series A Convertible Preferred Shares or Warrants remain outstanding.

         The Company is required to file a registration statement covering the shares of Common Stock issuable upon conversion of the New Series A Shares and exercise of the Warrant (including any additional New Series A Shares and the additional Warrant issuable upon exercise of the Purchaser's option, as described above) within 120 days following May 15, 2000 and to cause such registration statement to become effective not later than 195 days following May 15, 2000.

         The net proceeds from the issuance and sale of the New Series A Shares (assuming that the Purchaser's option is not exercised) will be used (i) together with the proceeds of the

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issuance of additional shares of Series C Convertible Preferred Stock described below, to redeem the outstanding shares of Series B Convertible Preferred Stock ($1,535,000 plus accrued interest), (ii) to pay the outstanding principal balance and accrued interest on the bridge loan from D2 Co. LLC, due on July 26, 2000 (approximately $310,000); (iii) if the Company does not come to an agreement with the holders to extend the maturity of these obligations, to pay the outstanding principal balance and accrued interest on the bridge loans from Ari Emanuel and The Management Group (approximately $254,000); (iv) to fund the Company's commitment to AmeriNet, Inc. (up to $800,000); and (v) for working capital purposes.

         The description of the terms of the New Series A Preferred Shares and the Warrant set forth herein are summaries and do not purport to be complete. For a complete description of such terms, reference is made to the Certificate of Designation and form of Warrant filed as exhibits to this Current Report on Form 8-K, the terms of which are incorporated by reference herein.

         New Issuance Of Series C Convertible Preferred

         On June 14, 2000, the Company issued and sold (the "Series C Offering") 7,500 shares of Series C Convertible Preferred Stock, par value $.001 (the "Series C Preferred") and 250,000 shares of Common Stock, par value $.001, to Lancer Offshore, Inc. In connection with such issuance and sale, the Company also agreed to reduce the exercise price of warrants to purchase 2,000,000 shares of Common Stock held by Lancer Offshore, Inc. from $1.00 to $0.50 per share. The aggregate consideration received for the shares of Series C Preferred, the Common Stock and the repricing of the warrants was $750,000. The Company has agreed to apply the proceeds of the Series C Offering to the redemption of the Company's outstanding shares of Series B Convertible Preferred Stock.

         Each share of Series C Preferred has a stated value of $100 per share. The Series C Preferred accrues dividends at a rate of 10% per annum, payable quarterly in arrears. Dividends are payable, at the option of the Company, in cash or Common Stock. The Series C Preferred is convertible into shares of Common Stock at an effective conversion price of $1.00. At any time prior to December 26, 2000, the Company may redeem, without penalty, in whole or in part, the Series C Preferred by paying to the holders the full (or such lesser amount in the event that the Company decides to effect a partial redemption) principal face amount of Series C Preferred then outstanding plus accrued dividends. In addition to any rights the holders of these Series C Preferred shares may have under the Certificate of Designation of the Series C Preferred, if the Company fails to redeem the Series C Preferred by December 26, 2000 the Company has agreed to reduce the conversion price of the Series C Preferred to $0.25 per share of Common Stock and to issue to the holders, on the first day of each month that the Series C Preferred remains outstanding after December 26, 2000, warrants to purchase 175,000 shares of Common Stock at an initial exercise price of $0.25 per share.

         The holders of Series C Preferred are entitled to demand and "piggyback" registration rights with respect to: (i) the Common Stock issuable upon (A) conversion of the Series C Preferred, (B) the exercise of the previously outstanding warrants issued to such holders and (C)

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the exercise of any warrants that the Company may be required to issue in the event of a failure to redeem the Series C Preferred on or before December 26, 2000. Lancer Offshore, Inc. is also entitled to the same registration rights with respect to the 250,000 shares of Common Stock issued to it as described above. The Company has also agreed to provide Lancer Offshore, Inc. monthly financial statements of the Company and has granted a designated representative of Lancer Offshore, Inc. visitation rights with respect to any meeting of the Company's Board of Directors.

         In connection with the transactions described above, the Company has also agreed to pay a fee to Capital Research, Ltd. consisting of 562.5 Series C Shares, warrants to purchase 100,000 shares of Common Stock with an exercise price of $1.87 and 18,750 shares of Common Stock.

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Item 7.


Exhibit Number                     Description
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3.1                                Certificate of Designation of Series A
                                   Convertible Preferred Stock of Symposium
                                   Corporation

10.1 Form of Common Stock Purchase Warrant to Purchase 225,000 shares of Symposium Corporation Common Stock, made to the order of The Shaar Fund

10.2 Form of Registration Rights Agreement, dated as of June 9, 2000, between Symposium Corporation and certain holders of New Series A Shares

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Symposium Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 16, 2000                          Symposium Corporation


                                              By: /s/ Tim Ledwick
                                                 ---------------------------
                                              Name:  Tim Ledwick
                                              Title: Chief Financial Officer